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2025 Investor Presentation June 2025

Disclosures © 2025 eBay. All rights reserved. 2 This presentation contains non-GAAP measures relating to our performance. You can find the reconciliation of these measures, except for FX-Neutral basis, to the nearest comparable GAAP measures in the appendix at the end of this presentation. All growth rates represent year-over-year comparisons, except as otherwise noted. For numbers in this presentation provided on an FXNeutral basis, we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts excluding hedging activity. This presentation contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management’s vision for the future of eBay and our ability to accomplish our vision, the future growth in our business, our ability to drive sustainable, longterm growth, market opportunities (including our total addressable market) and anticipated growth thereof, the effects and potential of current and contemplated strategic initiatives and offerings, including with respect to our development, deployment and use of artificial intelligence and our acquisition strategy, our stockholder engagement activities, our corporate governance and risk oversight activities, our executive compensation priorities and our ability to attract, retain and motivate employees, our sustainability and similar commitments and priorities, our commitment to diversity, inclusion, and belonging, operating efficiency and margins, reinvestments, capital allocation, dividends and share repurchases. Actual results could differ materially from those expressed or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to fluctuations in, and our ability to predict, our results of operations and cash flows; our ability to convert visits into sales for our sellers, attract and retain sellers and buyers, and execute on our business strategy; our ability to compete in the markets in which we participate; our ability to generate revenue from our foreign operations and expand in international markets; the impact of inflationary pressure, changing tariff policy, fluctuations in foreign currency exchange rates, elevated interest rates, geopolitical events such as the ongoing wars in Ukraine and in the Middle East, terrorist activities, and public health events; our ability to keep pace with rapid technological developments or continue to innovate and create new initiatives to provide new programs, products and services; our ability to operate and continuously develop our payments system and financial services offerings; the impact of new and evolving domestic and foreign government laws, regulations, rules and standards that affect us, our business and/or our industry, including the impact of potential changes in tariffs or sanctions and escalating trade wars; our reliance on third-party providers; our ability to protect or enforce our intellectual property rights; our ability to deal effectively with fraudulent activities on our Marketplace platforms; the impact of any security breaches, cyberattacks or system failures and resulting interruptions; our ability to attract, retain and develop highly skilled employees; our ability to identify, complete and integrate suitable acquisitions and other strategic transactions needed to meet our goals; our ability to accomplish or accurately track and report results related to our environmental, sustainability, and similar goals; current and potential litigation and regulatory and government inquiries, investigations and disputes involving us or our industry; our ability to generate sufficient cash flow to service our indebtedness; the impact of evolving sales and other tax regimes in various jurisdictions and anticipated tax liabilities; and the success of our recent and potential acquisitions, dispositions, joint ventures, strategic partnerships and strategic investments. The forward-looking statements in this presentation do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at https://investors.ebayinc.com or the SEC’s website at www.sec.gov. All information in this presentation is as of June 6, 2025 unless otherwise stated. Undue reliance should not be placed on the forward-looking statements in this presentation, which are based on information available to us on the date hereof. We assume no obligation to update such statements. References in this presentation to our website and additional reports or information contained on our website are for information purposes only and are intended to provide inactive, textual references only. The information on our website, including the information contained in our reports, is not part of this presentation and is not incorporated by reference into this presentation.

3 © 2025 eBay. All rights reserved. Table of Contents Business, Strategy & Capital Allocation • Our Purpose & Strategy • Our Business at a Glance • Recent Performance • Thoughtful Capital Allocation Board & Governance Practices • Board Composition, Tenure & Refreshment • Active Risk Oversight • Stockholder Engagement & Commitment to Governance Executive Compensation • Compensation Program Overview • Compensation Program Metrics & Rationales Human Capital & Impact • Workforce Culture & Employee Engagement • Our Commitment to Be for Everyone • Impact Update 2025 Agenda Items • Request Support for Broad - Based Equity Plan • Stockholder Proposals

4 © 2025 eBay. All rights reserved. 01 Business, Strategy & Capital Allocation

Our Purpose & Strategy Reinventing the Future of Ecommerce for Enthusiasts Focused on Delivering Long - Term, Sustainable Growth 5 © 2025 eBay. All rights reserved. Business, Strategy & Capital Allocation • We have a world - class leadership team with a vision for the future and uncompromising focus on customer centricity. • Our growth strategy is focused on the categories and segments of ecommerce where we believe we’re uniquely positioned to win. In FY’24, over 40% of Gross Merchandise Volume (GMV) came from pre - loved and refurbished items, underscoring eBay’s important role in the circular economy. • We continue to focus on delivering Relevant Experiences for customers across all shopping occasions. Through our Focus Category strategy, we have consistently seen meaningful improvement in our GMV growth relative to the market. • Our Scalable Solutions like advertising, financial services, and shipping initiatives have reduced transactional friction for customers, and generated incremental revenue and operating profit for eBay. • Our commitment to delivering Magical Innovations for customers is aided by recent advancements in Artificial Intelligence, including Generative AI, which are helping us fundamentally change the customer experience on eBay and drive meaningful efficiency / productivity improvements across our organization. • We delivered total organic, FX - neutral (FXN) GMV growth of over 1% Y/Y in FY’24, an improvement of more than 2 percentage points vs. FY’23. Focus Category GMV grew 5% Y/Y on an FXN basis in FY’24 vs. 4% Y/Y growth in FY’23, driving significant growth for our overall marketplace, benefiting from continued investments in trust, user experience changes, and full - funnel marketing. • We significantly improved the consumer - to - consumer (C2C) experience in Germany in FY’23 and the UK in FY’24, which improved the trajectories of our C2C volume in these countries relative to their prior baselines. • We generated over $1.6B of total advertising revenue in FY’24, up 12% Y/Y FXN, including first - party ads growth of 17% Y/Y. We also continued to innovate in financial services in FY’24 as we added new and locally - relevant payment options (Venmo, Klarna, Riverty ) and expanded our seller capital offering (Liberis). • We continue to balance investments in long - term growth initiatives alongside robust earnings growth. We generated $2.9B of non - GAAP operating income in FY’24, up over 4% Y/Y, and delivered $4.88 in non - GAAP EPS, up nearly 15%. Note: See slides 6 and 7 for GAAP EPS details. We Connect People & Build Communities to Create Economic Opportunity for All. Our unique scale, relentless focus on supporting the people and communities that we serve, and long track record of success m ake eBay one of the world’s most trusted and sustainable marketplaces.

Business, Strategy & Capital Allocation

Our Business at a Glance

FY '24 Key Metrics

Total Revenue

$10.3 Billion
+2% Y/Y as reported

GMV

$74.7 Billion
+1% Y/Y org. FXN

Operating Margin

22.5% GAAP
28.1% Non-GAAP*

Earnings per Share

$3.95 GAAP (24%) Y/Y
$4.88 Non-GAAP* +15% Y/Y

2.3B Listings
Across 190+
Global Markets

~$10B+ of GMV
In Each of Our
Top 5 Categories**



134M Active Buyers



16M
Enthusiast
Buyers


PLAYER 2 WINS
ROUND 6

Note: GMV growth shown on an organic FX-neutral basis; Revenue and EPS growth is as reported. Active & Enthusiast Buyers are trailing 12-month measures as of 12/31/24, Enthusiast defined as buyers with at least 6 purchase days and $800+ in annual spend. Listings is as of 12/31/24; all other figures are FY'24 annuals.
*Reconciliations of Non-GAAP measures are included in the Appendix of this presentation.
**Our Top 5 Categories are Motors Parts & Accessories, Electronics, Collectibles, Home & Garden, and Fashion.

© 2025 eBay. All rights reserved. Confidential and proprietary.

6

Business, Strategy & Capital Allocation

Recent Performance

In Q1'25, GMV, Revenue, and Non-GAAP EPS came in ahead of our respective guidance ranges. GMV grew +2% Y/Y organic FXN and Revenue grew +1% Y/Y as reported, primarily due to first-party advertising revenue growth and partially offset by the phased remonetization of our UK C2C initiative. GAAP and Non-GAAP operating margins were 23.8% and 29.8%, respectively. GAAP and Non-GAAP EPS of $1.06 and $1.38 grew 25% and 10% Y/Y, respectively.

GMV ($B)


18.6
18.6
18.4
18.3
19.3
18.8
Q4 23
Q1 24
Q2 24
Q3 24
Q4 24
Q1 25

Y/Y Growth (Organic FXN)	0%	0%	1%	1%	2%	2%

Revenue ($B)


2.56
2.56
2.57
2.58
2.58
2.59
Q4 23
Q1 24
Q2 24
Q3 24
Q4 24
Q1 25

Y/Y Growth (As reported)	3%	2%	1%	3%	1%	1%

GAAP EPS


$1.40
$0.85
$0.45
$1.29
$1.40
$1.06
Q4 23
Q1 24
Q2 24
Q3 24
Q4 24
Q1 25

Y/Y Growth	13%	-19%	39%	-48%	0%	25%

Non-GAAP EPS*


$1.07
$1.25
$1.18
$1.19
$1.25
$1.38
Q4 23
Q1 24
Q2 24
Q3 24
Q4 24
Q1 25

Y/Y Growth	0%	13%	15%	16%	16%	10%

© 2025 eBay. All rights reserved.

Note: All dollar values are in spot FX rates. GMV = Gross Merchandise Volume under current definition. GMV growth shown on an organic FX-neutral basis; Revenue & EPS growth shown on as reported basis.
*Reconciliations of Non-GAAP measures are included in the Appendix of this presentation.

7

Thoughtful Capital Allocation 8 © 2025 eBay. All rights reserved. * Exited Adevinta , Adyen and GMarket stakes in FY’24. Equity investments valued at over $1.1B, including ~$900M stake in Aurelia (privatized Adevinta entity) as of 3/31/2025. ** TSR = Total Stockholder Return (incl. dividends) cumulative through 5/29/2025. Our balanced approach to capital allocation has enabled us to invest in strategic initiatives and deliver significant returns to stockholders. Capital Allocation Tenets: • Preserve financial flexibility to execute on our strategy and drive long - term stockholder value. • Prioritize investments in organic growth while balancing profitability. • Evaluate inorganic investments in a disciplined manner alongside organic opportunities using our build / buy / partner framework. • Optimize our access to debt and cost of capital, and return excess capital to stockholders through repurchases and dividends. Gross Investment Proceeds of ~$4.5B in FY’24* Share Repurchases & Dividends ($B) EBAY TSR** Performance Since 2020 ~$3.5B ~$0.6B ~$0.3B 5.1 7.0 3.1 1.4 3.1 0.6 0.4 0.5 0.5 0.5 0.5 0.1 2020 2021 2022 2023 2024 Q1 2025 Share Repurchases Dividends ~$23B Since 2020 41.2% 88.9% 20.0% 29.2% 87.0% 120.6% 2020 2021 2022 2023 2024 2025** Business, Strategy & Capital Allocation

02 9 © 2025 eBay. All rights reserved. Board & Governance Practices

Highly Qualified & Independent Board of Directors; Board Refreshment 10 © 2025 eBay. All rights reserved. Board & Governance Practices • Our Board regularly reviews the skills, professional experience, background, age, and tenure of its members to ensure that our Board has highly qualified directors with a variety of independent perspectives, skills and experience aligned with eBay’s long - term strategy. • The Board and its committees perform annual self - assessments to evaluate effectiveness. 10 of 11 Director Nominees are Independent • Directors have complementary experiences, backgrounds, and skill sets, which contribute to strong Board dynamics and effective strategic oversight, including: Technology Industry Entrepreneurship Ecommerce/Retail Transactions/M&A Strategy Product, Marketing and Media Investment/Finance Management Cybersecurity Leadership

Board & Governance Practices

Experienced Board Nominees with Robust Leadership



Paul Pressler
Operating Advisor, Clayton, Dubilier & Rice
Director Since 2015
Chair of the Board
Chair Corp. Gov. & Nom. Committee



E. Carol Hayles
Former Chief Financial Officer, CIT Group, Inc.
Director Since 2020
Chair Audit Committee



Zane Rowe
Chief Financial Officer, Workday, Inc.
Director Since 2024



Adriane Brown
Managing Partner, Flying Fish Ventures
Director Since 2017
Chair Comp. & HC Committee



Jamie Iannone
President & Chief Executive Officer, eBay Inc.
Director Since 2020



Mohak Shroff
Head of Engineering, LinkedIn
Director Since 2020



Aparna Chennapragada
Corporate VP, Generative AI, Microsoft Corp.
Director Since 2022



Shripriya Mahesh
General Partner, Spero Ventures
Director Since 2023
Chair Technology Committee



Perry Traquina
Former Chairman & Chief Executive Officer,
Wellington Management Company
Director Since 2015
Chair Risk Committee



Logan Green
Venture Partner, Autotech Ventures
Director Since 2016



Bill Nash
President & Chief Executive Officer, CarMax, Inc.
Director Since 2024

© 2025 eBay. All rights reserved.

11

Board & Governance Practices

Board Succession, Refreshment & Diversity

Recent Board Updates

- Zane Rowe joined our Board in February 2024, bringing skills and expertise complementary to eBay's strategic vision, including his extensive experience in corporate finance, investor relations, and strategy.
- Bill Nash joined our Board in September 2024, further enhancing the Board's composition with his significant experience in retail, ecommerce, and technology development. His experience as the CEO of CarMax deepens the knowledge and experience of our Board.
- Three of our five committees are chaired by women: Adriane Brown, Compensation & Human Capital Committee; Carol Hayles, Audit Committee; and Shripriya Mahesh, Technology Committee.
- The Board has a commitment to refreshment and proactively evaluates opportunities to diversify its membership. Our directors have an average tenure of 5.4 years.

Current Board Tenure


27%
36%
36%
0-2 years
3-5 years
6+ years

64% added since 2020


27%
45%
27%
<50 years
50-64 years
65+ years

56 average age

Current Board Diversity



36%
identify as members of racial or ethnic minority groups

36%
are women

60%
of Committee Chairs are women

© 2025 eBay. All rights reserved.

12

Active Risk Oversight Our approach to risk management is designed to identify, assess, prioritize, and manage risk exposures that could affect our ability to execute our corporate strategy and fulfill our business objectives. 13 © 2025 eBay. All rights reserved. • Responsible for the risk management framework and ensuring the supporting processes as implemented by management are adequate and functioning as designed • Direct oversight of major risks, including related to Company strategy, business execution, and competition • Determines risk oversight responsibilities of its committees Full Board Risk Committee Audit Committee Compensation & Human Capital Committee (CHCC) Corporate Governance & Nominating Committee • Oversight of key risks, such as geopolitics, fraud, transaction losses, and applicable regulatory compliance (including privacy, anti - money laundering, and foreign assets control) • Assists the Board in its oversight of the Enterprise Risk Management (ERM) program • Oversight of financial risk exposure, including credit, market, liquidity, and investment policy risk • Oversight of ethics and compliance program, and responsibility for review of related party transactions • Promotes appropriate level of risk taking by management through the design and administration of our compensation programs • Oversight of risks relating to management’s global compensation and employee retention strategies • Oversight of human capital management strategy and practices • Oversight of the composition and size of the Board and Board committees • Oversight of Board and Board committee member qualifications and independence • Oversight of risks relating to eBay sustainability initiatives, including eBay Impact Technology Committee • Oversight of risks relating to cybersecurity, data management, and site availability • Oversight of the Company's policies and procedures for assessing and managing such risks Board & Governance Practices

Stockholder Engagement & Commitment to Governance 14 © 2025 eBay. All rights reserved. • We maintain a robust dialogue with stockholders and routinely engage with stockholders to seek feedback, which is thoughtfull y c onsidered and in recent years has led management and our Board to make modifications to our governance, executive compensation, and disclosure practices. • Since January 2024, we have offered to meet on sustainability, governance, compensation, capital allocation, and other matter s w ith approximately 37 investors representing approximately 69% of our outstanding shares . • We are committed to being responsive to stockholders to promote strong governance and compensation practices. Strong Board independence (10 of 11 director nominees are independent) Annually elected Board with all members standing for election each year Majority vote standard for uncontested director elections with a director resignation policy Stockholder right to request eBay to call a special meeting Proxy access bylaws Strong stockholder engagement practices Separate Chair and CEO roles Independent Chair with robust responsibilities Simple majority vote standard for bylaw/charter amendments and transactions Clawback policies beyond SEC requirements Stock ownership requirements for our executive officers and directors Anti - hedging and anti - pledging policies Board & Governance Practices

03 15 © 2025 eBay. All rights reserved. Executive Compensation

Executive Compensation Program Aligned with Business Goals & Culture 16 © 2025 eBay. All rights reserved. Executive compensation program is heavily performance - and equity - based, and aligns management with stockholders. Pay Practices Goals • Emphasize pay - for - performance • Majority of compensation is performance - based • For PBRSU awards, multiple performance measures, caps on incentive payments, and overlapping long - term performance periods • Stock ownership guidelines for executive officers • Maintain SEC - mandated clawback policy • Maintain additional clawback policy to provide CHCC discretion to recover incentive compensation, including service - based equity compensation, in the event of (i) a material restatement as a result of a failure by an officer, (ii) an officer’s material violation of our code of conduct, or (iii) an officer causing us financial or reputational harm • Engage an independent compensation consultant • Prohibit hedging and pledging by executive officers and directors • Limited perquisites to executive officers that are not available to all employees Align compensation with our business objectives, performance, and stockholder interests Motivate executive officers to enhance short - term results and long - term stockholder value Position us competitively among the companies against which we recruit and compete for talent Enable us to attract, reward, and retain executive officers and other key employees who contribute to our long - term success 1 2 3 4 Executive Compensation

Performance - Based Executive Compensation Program Designed to Drive Long - Term Stockholder Returns • We utilized o ur core e quity program in 2024, which was comprised of 60% performance - based restricted stock units (PBRSUs) and 40% restricted stock units (RSUs). • In the first quarter of the year, the Compensation and Human Capital Committee approved Company performance measures based on business criteria and target levels of performance for the annual bonus program ( eIP ) and PBRSUs . • For 2024, we selected financial metrics and targets that the Compensation and Human Capital Committee believes incentivize our management team to achieve our strategic objectives and drive eBay’s financial and long - term stock performance. • For eIP and PBRSUs , targets are set based primarily on the Company’s Board - approved budget for the year. • 2024 financial metrics included FX - neutral revenue, non - GAAP operating margin dollars, return on invested capital, non - GAAP net income, and relative total shareholder return (S&P 500). 17 © 2025 eBay. All rights reserved. Rigorous Goal and Target Setting Process Executive Compensation

Performance - Based Executive Compensation Program Designed to Drive Long - Term Stockholder Returns 18 © 2025 eBay. All rights reserved. Base Salary Long - term Equity Incentives PBRSUs (60%) RSUs (40%) Reflects the scope of executives’ roles and responsibilities, and compensates for expected day - to - day performance Aligns executive compensation with annual Company and individual performance, and motivates executives to enhance annual results Promote retention since executives must remain with eBay to vest in these equity awards Hold executives accountable for long - term performance, and a three - year rTSR modifier focuses executives on long - term stock performance Performance - based incentives hold executives accountable for achieving performance targets PBRSU Timeline 2024 - 2026 Performance - Based RSUs Three, one - year financial performance periods with a three - year rTSR modifier; 100% PBRSU vesting March 15, 2027 Annual Cash Incentive 2024 Executive Compensation Program Components 2024 2025 2026 2027 Executive Compensation

Annual & Long - Term Plan Metrics Correlated to Sustained Performance & Support our Long - Term Strategy 19 © 2025 eBay. All rights reserved. Annual Cash Incentive ( eIP ) Performance Metrics Rationale Company portion is paid based on non - GAAP n et income, which is a widely followed measure of financial performance Non - GAAP Net Income Differentiate compensation based on individual performance Individual Performance FX - neutral revenue and non - GAAP net income thresholds must be met before any annual cash incentive is earned Threshold Recognizes that improved customer satisfaction is expected to lead to revenue growth; only paid if non - GAAP net income is at or above target Customer Satisfaction Kicker PBRSUs Key drivers of our long - term success and stockholder value, and directly affected by management decisions FX - Neutral Revenue &  Non - GAAP Operating Margin Dollars Evaluates performance against S&P 500 and aligns interest with stockholders in creating long - term value Relative TSR modifier (+/ - 15%) Aligns financial metrics with management’s annual financial planning & the constantly changing internet retail segment; aligns rTSR performance with three - year performance period Performance Period Return on invested capital (ROIC) modifier incentivizes profitable growth and efficient use of capital ROIC modifier (+/ - 15%) Annual cash incentive and PBRSU awards are determined based on metrics that correlate with financial performance over one and multi - year performance periods Performance Metrics Rationale (5% multiplier on Company component) Executive Compensation

04 20 © 2025 eBay. All rights reserved. Confidential and proprietary. Human Capital & Impact

Human Capital & Impact

Focus on Workplace Culture Includes Board Oversight

Culture & Employee Engagement
CEO, management, and the Board are intently focused on building a culture of leadership, development, and excellence at eBay.

1 Management Accessibility & Engagement

- eBay's practice of CEO and senior leader engagement with employees continues, with frequent All-Hands meetings, employee events, and open forums that promote transparency, visibility, and dialogue.
- Senior leaders participate in small-group discussions on company values, innovation, and customer impact, reinforcing alignment and connection fueled by insights from our robust eBay Listens strategy.
- Executives actively recognize and amplify employee contributions through spotlight moments during town halls and personalized communications.
- Regular leader immersion in regional and global hubs to build deeper understanding of local culture and business realities.

2 Learning & Development

- Revamped executive leadership program and executive coaching to support leadership pipeline.
- Continued to invest in programs supporting employee learning at scale, supporting teams to collaborate and work effectively, and continued mentorship circles.
- Ongoing "Leading with Integrity" program for all Directors+ that ensures teams are discussing ethics topics each quarter.
- Strong culture of 360 feedback, professional development with opportunities for stretch assignments, leader and instructor-led training, and self-directed learning.

3 Board Connection

- Robust succession planning at most senior level.
- Oversight of key development programs, such as People program accomplishment review, as well as Ethics programs.
- Annual human capital management review with Chief People Officer, and increasing cadence of engagement by Compensation and Human Capital Committee.
- Participation in company-wide events to recognize moments our employees deem important.

© 2025 eBay. All rights reserved. Confidential and proprietary.

21

Our Commitment to Be for Everyone Be for Everyone fuels our commitment to diversity, inclusion, and belonging (DIB). We strive to create a workplace where every employee feels valued, empowered, and able to bring their best, most innovative selves to work. • Central to our identity and operations. We view belonging as a strategic driver of innovation, customer loyalty, and long - term value creation. • We are advancing a globally consistent yet locally responsive DIB strategy that supports marketplace growth, workforce engagement, and community connection — aligned to where our business operates today and where we aim to head next. • We’re deepening our investment in inclusive design, language, and technology practices to better reflect the communities we serve and unlock new forms of participation and economic opportunity. • We continue to integrate diversity, inclusion, and belonging principles into core people and business processes, and community investment with the goal of ensuring these values are embedded, not adjacent. • Our work is grounded in the belief that a strong sense of belonging fuels performance, and that diverse teams help us see around corners, build trust across markets, and better serve global buyers and sellers. • We’re prioritizing transparency and accountability through storytelling, stakeholder engagement, and regular review of outcomes — not only to measure progress, but also to shape future priorities. • Our Communities of Inclusion (COI) continue to foster connection, cultural relevance, and grassroots leadership across the company, and serve as a dynamic engine for engagement, belonging, and enterprise alignment. 22 © 2025 eBay. All rights reserved. Confidential and proprietary. Human Capital & Impact

Awards & Recognition Impact Update In 2019, we set our second iteration of eBay Impact goals that align with how eBay does business ( see ebayinc.com /impact ). Our targets consider and help advance the UN Sustainable Development Goals. 23 © 2025 eBay. All rights reserved. Confidential and proprietary. Economic Empowerment Human Capital & Impact

Sustainable Commerce Impact Update 24 © 2025 eBay. All rights reserved. Confidential and proprietary. Trusted Marketplace Culture & Workforce Awarded to nonprofits through employee contributions and matching gifts in 2024 Awarded to support entrepreneurship through our Global Give program in 2024 B locked or removed item listings prohibited under our Animal and Wildlife Products Policy A ctive intellectual property rights owners registered through eBay’s Verified Rights Owner Program Our Responsible AI principles of Accountability, Fairness, Transparency, Privacy, Reliability, Safety, and Security help to ensure eBay remains a responsible steward of this emerging technology Human Capital & Impact

25 © 2025 eBay. All rights reserved. 05 2025 Agenda Items

2025 Agenda Items

Request Support for Broad-Based Equity Plan Amendment

In proposing the amendment and restatement of our Equity Incentive Award Plan to increase our share reserve by 20 million (among other changes), our Board focused on the key factors summarized below:

Talent Critical to Execution of Tech-led Business Strategy

- **We face intense competition for talent in the technology industry**. Equity compensation helps us attract, retain, and motivate the employees who are essential for eBay to execute on its long-term business strategy and align their interests with eBay's long-term success.
- As a global commerce leader, our business strategy requires that we leverage technology, including rapidly evolving generative AI and other cutting-edge technologies, to enhance our marketplace experience for our customers.
- Our equity plan is broad-based and we grant equity compensation to the majority of our employees and not just our NEOs. In 2024, approximately **93%** of the shares we granted under our Plan were **awarded to non-NEOs**, and each year we typically grant awards to approximately **two-thirds of our employees**.

Thoughtful Equity Management

- Each year we carefully review our equity usage and projections and aim to strike an appropriate balance between market competitiveness, affordability, and dilution, including several actions implemented in 2024 to reduce share usage.
- We account for our stock price performance when making projections on our share usage, including factoring in the **greater than 75% stock price increase** (as of June 6, 2025) since our last share request vote (in June 2023).
- Our current share request is projected to support our equity compensation program for the **next two years** based on current forecasts.

Impact of Our Repurchase Program

- Our share repurchase program is a very attractive part of the eBay investment narrative and has driven significant value for stockholders while also reducing our common shares outstanding. However, a byproduct of these repurchases is an increase to the calculations for our burn rate and overhang.
- From 2022 through Q1 of 2025, we returned approximately **$8.3 billion** to stockholders through our share repurchase program, and **$2.7 billion of authorization remained available** under that program as of March 31, 2025.
- Our share repurchases from 2022 through 2024 reduced our shares outstanding by approximately **20%** as of year-end 2024, which elevated our three-year average gross burn rate from **2.3%** to **2.7%.**
- **Our share repurchases materially increased our overhang calculations**. If we include the additional 20 million available shares being requested, without our share repurchases since January 1, 2022, our overhang as of April 1, 2025 would be lowered from **16.1%** to **12.1%**.

Plan and Practices Align With Stockholders' Interests

- Our long-term equity incentives for NEOs are predominantly performance-based awards (**60%** of target equity value granted in 2024 was **performance based**).
- Our Plan is designed with various stockholder-friendly features: (1) no "evergreen" provision, (2) no repricing or granting of discounted stock options or stock appreciation rights, (3) no share counting ratio, (4) no dividends or dividend equivalents paid prior to vesting, and (5) we removed our legacy share count provision in 2023.
- In the event of a change in control where the acquirer does not assume or replace the awards, performance-based awards generally vest at **target level** for performance periods for which achievement has not yet been determined. In the event of a change in control, we believe this treatment reflects market practice and aligns our NEOs with the interests of our stockholders.

Stockholder Proposals – Our Board Recommends Against © 2025 eBay. All rights reserved. 27 2025 Agenda Items Proposal 5: Special Meeting Threshold John Chevedden requests lowering the special meeting threshold from 20% to 10%. Our Board recommends AGAINST the proposal because: • The current ownership threshold of 20% deters outlier proposals that are not in the best interests of most eBay stockholders and that waste corporate resources, while still allowing stockholders to bring important proposals. •Our largest stockholder holds over 10% of our stock.A 10% threshold allows a single stockholder (or small group) to call a special meeting, even for a proposal that is not in the best interests of most eBay stockholders. • eBay has already adopted corporate governance best practices, which are designed to protect minority stockholder rights (e.g., annual elections for all directors; majority voting; proxy access; no supermajority voting provision). • eBay engages in robust stockholder engagement and has a strong track record of responding to stockholder concerns (e.g., enhanced incentive compensation program; reduced special meeting threshold from 25% to 20%). •eBay’s current special meeting provision reflects market practice. Proposal 6: Director Election Resignation Policy North Atlantic States Carpenters Pension Fund requests adoption of a new director election resignation governance policy. Our Board recommends AGAINST the proposal because: • Our current policy already reflects market practice – our directors must submit a resignation letter if they fail to receive a majority vote. •Our 10 non-employee directors have each signed an irrevocable resignation letter, so our Board already has a means to remove a “holdover” director. •Our current policy gives our Board the time and flexibility to thoughtfully consider any tendered resignation, rather than rely on a one-size-fits-all automated approach. •Our Board owes fiduciary duties to eBay and its stockholders. This proposal limits our Board’s authority to make business decisions they believe to be in the best interests of eBay and its stockholders.

Appendix © 2025 eBay. All rights reserved.

Reconciliation of FY 2024 Non - GAAP Operating Margin

Reconciliation of FY 2024 Non - GAAP Net Income / EPS

Quarterly Reconciliations of Non - GAAP Operating Margin

Quarterly Reconciliation of Non-GAAP Net Income / EPS

	Three months ended					
	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
	(in millions, except per share data)					
GAAP Income from continuing operations	$ 728	$ 439	$ 226	$ 636	$ 680	$ 505
Stock-based compensation expense and related employer payroll taxes	151	150	158	149	145	143
Amortization of acquired intangible assets within cost of net revenues and operating expenses	9	8	9	10	10	12
Restructuring	99	(9)	3	(4)	-	-
Legal matters	15	(6)	-	(50)	-	-
Other significant (gains), losses or charges within operating expenses	2	-	1	-	-	-
Change in fair market value of equity investment in Adevinta	(451)	234	-	-	-	-
Realized change in fair market value of shares sold in Adevinta	-	-	(84)	-	-	-
Change in fair market value of Aurelia option	-	-	109	(35)	(74)	-
Change in fair market value of warrant	(190)	(149)	174	(145)	(38)	-
Realized change in fair market value of shares sold in Adyen	-	-	-	-	57	-
Change in fair market value of other equity investments	5	12	23	(18)	10	(3)
Income tax effects and adjustments	192	(31)	(17)	45	(183)	-
Non-GAAP net income from continuing operations	$ 560	$ 648	$ 602	$ 588	$ 607	$ 657
Non-GAAP net income from continuing operations per diluted share	$ 1.07	$ 1.25	$ 1.18	$ 1.19	$ 1.25	$ 1.38
Shares used in non-GAAP diluted share calculation	521	519	507	494	485	475

ebay

Quarterly Reconciliation of Organic FX - Neutral Revenue Growth December 31,  2023 March 31,  2024 June 30,  2024 September 30,  2024 December 31,  2024 March 31,  2025 As Reported Revenue Growth 2% 2% 1% 3% 1% 1% Acquisition/Disposition Impact —% —% —% —% —% —% Foreign Currency Impact 1% —% 1% —% —% —% Organic FX-Neutral Revenue Y/Y Growth 3% 2% 2% 3% 1% 1% Three months ended Organic FX-Neutral Revenue Growth. The company defines Organic FX-Neutral Revenue Growth as Reported Revenue Growth excluding incremental revenue from acquisitions or dispositions for the twelve- month period following such acquisitions or dispositions and foreign exchange rate effects. The company believes this measure provides useful supplemental information regarding the company’s underlying revenue trends by presenting revenue growth exclusive of these effects.